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                             [SAAMCO LETTERHEAD]

Gentlemen:



      This opinion is being furnished in connection with the filing by SunAmerica Style Select Series, Inc., a Maryland Corporation ("Corporation"), of Post-Effective Amendment No. 22 (the "Amendment") to the Registration Statement on Form N-1A (the "Registration Statement") which registers an indefinite number of shares of beneficial interest of six series of the Corporation, $.0001 par value, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act"), pursuant to the Corporation's Registration Statement.



     I am familiar with the proceedings taken by the Corporation in connection with the authorization, issuance and sale of the Shares. In addition, I have examined the Corporation's Articles of Incorporation, By-Laws and such other documents that have been deemed relevant to the matters referred to herein.

     Based upon the foregoing, I am of the opinion that, the Shares registered by the Amendment are legally issued, fully paid and nonassessable shares of beneficial interest of the Corporation.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment, and to the filing of this opinion under the securities laws of any state.

                                         Very truly yours,

                                         /s/ Robert M. Zakem

                                         Robert M. Zakem